Mr. Kenneth D. Cunningham
President and CEO
Miranda Gold Corp.
5900 Philoree Lane
Reno, Nevada 89511

Re:               CONO and BPV Properties

Dear Ken:

Agnico-Eagle (USA) Ltd. (Agnico) is interested in forming a joint venture with Miranda U.S.A., Inc. (Miranda) on the CONO and BPV properties (Exhibits A and B) as a single project. We propose an earn-in agreement whereby Agnico earns a 60% interest by spending $1,500,000 on work over a five year period and making payments to Miranda totaling $355,000. Agnico can earn an additional 10% by taking the project to feasibility and a final 5% (at Miranda’s option) for loaning or arranging for financing of Miranda’s share of capital required for mine development and construction costs. The Joint Venture agreement will conform to the framework of a standard Rocky Mountain Mineral Foundation Form 5A joint venture agreement. Agnico will be the operator during earn in and after the formation of the joint venture.

Payments and other obligations are scheduled as follows:
(All dollar amounts are in US dollars)

Payments to Miranda
Upon Signing:	$25,000
1st Anniversary:	$30,000
2nd Anniversary:	$50,000
3rd Anniversary:	$100,000
4th Anniversary	$150,000
Total	$355,000

Work Commitment (includes maintaining the underlying leases and claims in good standing)

1 Year:	$50,000 (committed)
2nd Year:	$200,000 (including at least $50,000 on each property)
3rd Year:	$250,000 (including at least $50,000 on each property)
4th Year:	$500,000 (including at least $75,000 on each property)
5th Year:	$500,000 (including at least $100,000 on each property)
Total:	$1,500,000 (including at least $275,000 on each property)

Upon completing $1,500,000 in work expenditures, making cash payments totaling $355,000, and fulfilling the obligations noted above, Agnico will have earned a 60% interest in the Property and a Joint Venture will be formed. The joint venture agreement will be in the general form of Form 5A and, at Agnico’s election, the parties shall form a Nevada limited liability company for the joint venture.

Once Agnico has earned 60%, it will have 180 days to elect to earn an additional 10% by preparing and presenting to Miranda a feasibility study for the development of a mine on the properties. The feasibility study shall be based on sound engineering principles and mine operating criteria accepted by the United States mining industry for similar operating environments and in a form generally acceptable to lending institutions for the purpose of raising financing for the development and construction of a mine, if warranted. If this option is elected and completed, Agnico must expend not less than $200,000 per year until it has completed the feasibility study. Agnico shall bear all costs of maintaining the properties and of preparing the feasibility study. On completion of the feasibility study, Agnico will have earned a 70% interest in the Property and the interests of the parties in the Joint Venture will be Agnico 70% and Miranda 30%. From and after Agnico’s completion of the feasibility study, each party will be responsible for its proportionate share of joint venture expenditures. If either party chooses not to participate at the level of its interest in the joint venture (70% Agnico, 30% Miranda), its interest will be diluted through the standard dilution formula found in Form 5A. If through dilution either party’s interest becomes less than 10%, its interest shall be converted automatically to a non-executive and nonworking 3% NSR royalty. In no event shall the royalty payable to all parties whose interests have been converted exceed 3% of the NSR in the aggregate.

If Agnico elects not to commit to earning the additional 10% interest by completing a feasibility study, the parties’ interests in the Joint Venture will be Agnico 60% and Miranda 40%. As a condition to retention of its 60% interest in the joint venture, Agnico shall fund a minimum annual budget of $200,000 for maintenance of and exploration and development on the properties. For each cumulative $1,000,000 increment of spending, Agnico will earn an additional 1% interest in the joint venture. When Agnico has expended the cumulative sum of $10,000,000, the parities’ interests in the Joint Venture will be Agnico 70% and Miranda 30%. From and after Agnico’s vesting of its 70% interest, each party will be responsible for its proportionate share of joint venture expenditures. If either party chooses not to participate at the level of its interest in the joint venture (70% Agnico, 30% Miranda), its interest will be diluted through the standard dilution formula found in Form 5A. If through dilution either party’s interest becomes less than 10%, its interest shall be converted automatically to a non-executive and nonworking 3% NSR royalty. In no event shall the royalty payable to all parties whose interests have been converted exceed 3% of the NSR in the aggregate.

At Agnico’s option it can accelerate payments and work commitments to obtain its ownership of the Property over a shorter time period than outlined.

If the joint venture decides to commence development of a mine on the properties, at Miranda’s election, Agnico will loan (on a full recourse basis guaranteed by Miranda Gold Corporation) or arrange financing for Miranda’s portion of the capital for its share of mine construction and development costs in consideration of an additional 5% interest in the joint venture. Exercise of this option would result in Agnico holding 75% and Miranda holding 25% of the Joint Venture.

Before Agnico earns its vested interest in the properties, Agnico will be required to maintain the Property, including claim rentals and underlying lease payments, and will adhere to all government regulations, which will include reclamation of surface disturbances that may be incurred by Agnico. All of Agnico’s expenses for the foregoing shall apply to its earn-in obligations.

There is no area of interest other than locatable land that lies within the perimeter of the claim blocks (Exhibits A and B).

Miranda or Agnico can sell or assign their interests to other parties provided that the assignee assumes of all obligations of the assigning party. However, the assigning party shall be obligated to offer the other party a right of first refusal for the transferred interest. Agnico may elect to assign its interest to an affiliated company within the Agnico-Eagle group of companies without a first right of refusal. Miranda may elect to assign its interest to a company within the Miranda Gold Corp. group of companies without a first right of refusal.

Agnico may terminate and release its interest in the Property and the joint venture at any time, provided that Agnico execution payment and first year work commitment obligations are unconditional.

If you agree with these terms, please sign in the appropriate space provided below. A final agreement is subject to senior management approval and required regulatory approval. If senior management approves these terms, the parties shall negotiate and sign a definitive agreement.

Sincerely

Mark J. Abrams
Exploration Manager
Agnico-Eagle (USA) Ltd.

Kenneth D. Cunningham
President
Miranda U.S.A., Inc.

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Dated:_______________________________